Exhibit 99.3

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
12-006		Jim Harp, CFO
Hornbeck Offshore Services
985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&L / 713-529-6600

HORNBECK OFFSHORE TO ISSUE

$375,000,000 OF 5.875% SENIOR NOTES DUE 2020

March 2, 2012 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE: HOS) (the “Company”) announced today that it has agreed to sell $375,000,000 aggregate principal amount of its 5.875% Senior Notes due 2020 (the “Senior Notes”) pursuant to exemptions from registration under the Securities Act of 1933 (the “Securities Act”). This represents a $25.0 million increase from the aggregate transaction size announced earlier today. The closing is expected to occur March 16, 2012, subject to customary closing conditions.

The Company intends to use net proceeds from the Senior Notes offering to fund the purchase price of its cash tender offer (the “Tender Offer”) for any and all of its 6.125% senior notes due 2014 (the “2014 Notes”). To the extent less than all of the outstanding 2014 Notes are tendered or the Tender Offer is not consummated, the Company intends to use net proceeds from this offering to redeem or repurchase any of the 2014 Notes that remain outstanding. The remaining net proceeds will be used for general corporate purposes, which may include retirement of other debt or funding for the acquisition, construction or retrofit of vessels.

The Senior Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and state securities laws. The Senior Notes may be resold by the initial purchasers pursuant to Rule 144A and Regulation S under the Securities Act.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The Company is a leading provider of technologically advanced, new generation offshore supply vessels in the U.S. Gulf of Mexico and Latin America, and is a leading short-haul transporter of

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006

petroleum products through its coastwise fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and the U.S. Gulf of Mexico. The Company currently owns a fleet of 80 vessels primarily serving the energy industry.

Forward-Looking Statements

This news release contains forward-looking statements, including, in particular, statements about the Company’s plans and intentions with respect to the proposed issuance of notes and the use of proceeds thereof. These have been based on the Company’s current assumptions, expectations and projections about future events. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, the Company can give no assurance that the expectations will prove to be correct.

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